Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Wendy Watkins
716-858-5092

Wheeling Island Gaming, Inc. Announces Third Quarter Earnings

WHEELING, W.Va. (November 15, 2005) - Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for its third quarter ending October 2, 2005 reflect operating revenues of $30.0 million, representing a decrease of $0.9  million or 2.8% compared to the same quarter last year.  Gaming revenues, which represent 81.8% of total revenues, decreased by $1.4 million or 5.6% from the same quarter last year. The decrease in gaming revenues was due primarily to a July 2005 legislative change that slightly lowered Wheeling’s share of gross gaming revenues, and lower customer visitation caused by increased competition from limited video lottery machines in the surrounding market area, along with higher fuel prices. The decrease in gaming revenues occurred despite the loss of several operating days in September 2004 due to the flooding of the Ohio River. The decrease in gaming revenues was partially offset by a $0.3 million increase in pari-mutuel revenues resulting from the closure of the racetrack facility for several days in September 2004 due to the flood.

Income from operations for the quarter was $12.2 million or $1.2 million higher than the third quarter last year.  The increase was due primarily to the recording of $1.9 million of business interruption insurance proceeds in the quarter offset partially by the $0.9 million decrease in operating revenues.

Wheeling Island’s net income for the quarter was $6.5 million or $2.1 million higher than the third quarter last year.  The higher net income was due to the higher income from operations and $1.3 million of net casualty loss recovery as compared to a $0.6 million casualty loss for the prior period, offset partially by a $1.1 million increase in income taxes.

The Company defines EBITDA as net income before interest, taxes and depreciation and amortization. EBITDA is non-GAAP.  The Company believes that EBITDA can assist investors in analyzing and assessing its ability to service debt.  In addition, management focuses on EBITDA, as defined, as a measure of the ability of the business to generate cash.  This measure should not be considered in isolation or as an alternative to net income, in measuring operating performance and as an alternative to cash flows in measuring the company’s liquidity.  EBITDA, as the company defines this term, may not be comparable to a similarly titled financial performance measure presented by other companies.

Wheeling Island’s earnings before interest, taxes, depreciation and amortization (EBITDA) were $16.1 million for the quarter, representing an increase of $2.7 million or 20.8% from $13.4 million for the third quarter last year. The increase in EBITDA was due principally to the recording of $1.9 million of business interruption insurance proceeds and $1.3 million of net casualty loss recovery as compared to a $0.6 million casualty loss in the comparable period last year.

For the nine months ended October 2, 2005, Wheeling Island Gaming’s operating revenues were $90.4 million, representing a decrease of $0.9 million or 1.0% over the same period last year.  Gaming revenues, which represent 82.6% of total revenues, decreased by $1.6 million or 2.2% from the prior year.  The decrease in gaming revenues was due to the impact of the January 2005 flood, increased competition from limited video lottery machines in the surrounding market area, and the July 2005 legislative change that slightly lowered Wheeling’s share of gross gaming revenues. The decrease in gaming revenues occurred despite the loss of several operating days in the comparable period last year due to the September 2004 flood.

The company’s operating income for the nine months ended October 2, 2005 was $31.2 million, a $1.2 million or 3.6% decrease from $32.4 million for the same nine months last year. The decrease was due to the decrease in operating revenues, along with higher marketing, general and administrative, facilities and maintenance expenses, offset partially by the recording of $1.9 million of business interruption insurance proceeds.

Net income for the nine month period was $14.5 million, or $0.8 million higher than the same nine month period last year.  The higher net income was due to $1.8 million of net casualty loss recovery as compared to $0.6 million of casualty loss in the comparable period last year, offset partially by lower operating income and a $0.3 million increase in income tax expense.

For the nine months, the company’s earnings before interest, taxes, depreciation and amortization (EBITDA) were $41.5 million, representing a $0.9 million or 2.0% increase from $40.6 million for the same nine months last year.  The increase in EBITDA was due primarily to the recording of $1.9 million of business interruption proceeds and $1.8 million of net casualty loss recovery in the current period as compared to a $0.6 million casualty loss in the comparable period last year, offset partially by lower operating income.

As of October 2, 2005, Wheeling Island Gaming has $126.0 million of debt outstanding, comprised of $125 million of unsecured senior notes and $1.0 million of borrowings under its revolving credit facility.

Today, the company filed its Form 10-Q with the Securities and Exchange Commission.  The Form 10-Q filing includes the unaudited financial results of the company for the third quarter.  The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, formerly Sportsystems, a wholly owned subsidiary of Delaware North Companies, Inc.

About Delaware North Companies Gaming & Entertainment

Delaware North Companies Gaming & Entertainment is one of the most innovative gaming and racing operators in the country, specializing in racing venues with added amenities, including video gaming machines, poker rooms, full service restaurants, retail shops and lodging. The company oversees more than 5,500 video gaming machines across the country and operates at seven successful racing operations in New York, Arizona, Florida, West Virginia and Arkansas. To date, Delaware North Companies Gaming & Entertainment is one of only four operators of video gaming machines at racetrack locations in New York State.

About Delaware North Companies

Delaware North Companies is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, Delaware North Companies Travel Hospitality Services, Delaware North Companies International, TD Banknorth Garden, and the Delta Queen Steamboat Company. Delaware North Companies is one of the largest privately held companies in the United States with annual revenues approaching $2 billion and 40,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Chart

Reconciliation of Cash Provided by Operating Activities to EBITDA

($000)

	Three Months Ended
	October 2, 2005	September 26, 2004

Cash provided by operating activities	$12,166	$13,320

Deduct changes in other assets and liabilities	(2,827)	(7,255)

Deduct other non-cash adjustments	(65)
Add interest expense excluding amortization Of debt issuance costs	3,262	3,319
Add current federal tax expense	3,605	3,983

EBITDA*	$16,141	$13,367

	Nine Months Ended
	October 2, 2005	September 26, 2004

Cash provided by operating activities	$21,734	$31,741

Deduct changes in other assets and liabilities	1,575	(9,748)
Deduct other non-cash adjustments	(120)	(52)
Add interest expense excluding amortization Of debt issuance costs	10,095	10,008
Add current federal tax expense	8,168	8,672

EBITDA*	$41,452	$40,621

*EBITDA means earnings before interest, taxes, depreciation and amortization.

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